Exhibit 10.13

November 27, 2006

John Gavin

62 Countryside Drive

Cumberland, RI  02864

Dear John:

On behalf of BladeLogic, Inc. (hereinafter “BladeLogic” or “the Company”), I am pleased to offer you the position of Chief Financial Officer (CFO) of BladeLogic. In making this offer, the Board and I are expressing our enthusiastic support for your leadership skills and abilities. The purpose of this letter is to detail the terms of your employment.

•                  Job Title & Responsibilities:   You will serve as the CFO with the duties and responsibilities that are commensurate with this position and will report to the President & CEO. You will devote all your business time, skill, attention and best efforts to the Company’s business and fulfill the responsibilities assigned to you by the Company during your employment. You shall not render any services to any person or entity outside the Company, other than your duties as a Board member and chairman of the audit committee of VistaPrint Limited, without receiving the prior written consent of the Company, and you shall not engage in any activity that conflicts or interferes with the performance of the duties and responsibilities of this position.

•                  Start Date:   As soon as possible but no later than January 2, 2007.

•                  Salary:   $175,000 per year (hereinafter referred to as your “base compensation”). You will be paid in accordance with the Company’s normal payroll practice, and the Company will make such deductions, withholdings and other payments which are required by law for taxes and other charges, or which you request pursuant to payroll deductions chosen by you.

•                  Bonus:   In addition to your base compensation, you will be eligible for an annual (pro-rated) performance target bonus of 50% of your base compensation (the “Performance Bonus”), paid on a fiscal year basis which will be based on the company’s financial performance and your individual performance in accordance with the business plan set by the President & CEO. The Performance Bonus is subject to review and modification by the President & CEO and/or the Board of Directors on an annual basis based on the needs of the business.

•                  Stock:   Subject to the approval of the Board of Directors or the Compensation Committee thereof, you will be granted the option to purchase 540,000 shares of common stock issued pursuant to the Company’s 2001 Incentive Stock Option Agreement. The exercise price for your options (currently at $1.95) will be determined by the BladeLogic Compensation Committee at the next scheduled meeting following your date of hire. Subject to the acceleration described below, these options will vest as follows: 12.5% after your sixth month of employment and on a monthly basis at the rate of 1/42nd thereafter on the remaining 87.5%. Your eligibility to receive such options as specified herein is subject to and contingent upon execution of a stock option agreement between you and the Company that memorializes the terms and conditions with respect thereto. You will also receive an additional 60,000 options upon the successful completion of an Initial Public Offering subject to the approval of the Board of Directors or the Compensation Committee at the time of such grant, as well as an opportunity to earn annual performance-based grants.

•                  Benefits:   You and/or your family will be eligible for the Company’s benefit plans (i.e., including but not necessarily limited to health and dental insurance and other benefits the Company may choose to offer) to the extent that you meet the eligibility criteria of these plans. Similarly, you will also be eligible for the Company’s standard vacation and sick leave policies. The Company has the right to change, interpret or modify these and all other plans or policies at any time.

•                  Confidential Information and Restrictive Covenants:   As an employee of the Company, you will have access to confidential information. Moreover, you may, during the course of employment, develop certain information or inventions that will be the property of the Company. You agree that for twelve (12) months following the termination of your employment that you will not either (a) become employed by, or retained as a consultant or independent contractor of, an entity that is competitive with the business of the Company; or (b) alone or as a partner, officer, director, employee, consultant, independent contractor, agent or stockholder of any entity, engage in any business activity which is in competition with the products or services being developed, designed, manufactured, provided or sold by the Company at the time of your termination of employment. To protect the interests of the Company, we will require you to sign, as a condition of your employment, the Company’s Employee Non-Competition, Non-Disclosure and Developments Agreement.

•                  Not In Violation of Any Non-Competition Agreements:   By acceptance of this offer of employment, you are assuring us that your employment with BladeLogic would not violate any non-competition, confidentiality or other obligations you may have with any current and/or former employer. BladeLogic reserves the right to contact your former employer(s) if it has any concerns regarding any non-competitive, confidentiality or other obligations that you may have. BladeLogic also reserves the right to withdraw this offer or terminate your employment if BladeLogic determines, in its sole discretion, that your employment with us may violate any continuing obligations to a former employer. Any such termination under this provision shall be with cause.

•                  Employment at Will:   Neither the contents of this letter nor any BladeLogic policy, procedure or practice, whether written or verbal, or the acceptance of employment, constitutes a contract of employment or promise to employ you, nor do they create an implied duty or contractual obligation between you and BladeLogic. The Company is an “at will” employer meaning that either you or the Company can terminate your employment at any time and for any reason or no reason, with or without prior notice. This offer letter is a summary of your initial at-will employment relationship with the Company and is subject to later modification by the Company, provided, however, the Company may not modify the following terms without your written consent: base compensation, bonus, stock options, or the severance terms stated in the “Termination without Cause” section.

•                  Employment Eligibility:   You will provide proof of your identity as well as your legal right to work in the United States. If you are unable to prove your ability to legally work in the United States within a reasonable period of time, the Company will immediately terminate your employment with cause.

•                  Termination without Cause:   During your employment with the Company if you are terminated without “cause”, as defined herein, then upon execution of a general release of claims satisfactory to the Company, the Company will provide you with the following severance benefits:  six (6) months of salary continuation at your then current rate of base salary (the salary continuation payments shall be paid to you in accordance with the Company’s customary payroll practices, as such practices shall be established or modified from time to time, and shall be subject to all applicable federal, state and local withholding, payroll and other taxes) and six months of employer-paid group health benefits on the same basis as active employees. Except as may be provided under this Agreement following termination of your employment (i) any benefits to which you may be entitled pursuant to the Company plans, policies and arrangements referred to above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and (ii) you shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination.

•                  Definition of Cause: “Cause” shall mean: (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates, including without limitation, unauthorized use or disclosure of Company confidential information or trade secrets; (ii) conviction of any criminal act involving a felony or crime of moral turpitude, including without limitation, misappropriation of funds or property; (iii) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company, including without limitation, of any such rules or regulations related to sexual harassment; (iv) any intentional or material failure to perform your employment duties or obligations hereunder or under any obligations or duties under the Non-Competition, Non-Disclosure and Developments Agreement described above or material gross negligence in performance of such duties; (v) any material breach of the terms of this offer letter; or (vi) a good faith determination by the CEO based on objective evidence that the use of drugs or alcohol is significantly interfering with your performance of your duties hereunder.

•                  Termination Due to Death or Disability:  In the event that your employment is terminated due to your death, the Company’s obligations to pay base compensation, any bonus and any other compensation or benefits shall terminate, except that your estate or beneficiaries, as the case may be, shall be entitled to base compensation and bonus earned but unpaid through the date in which death occurs. Your executor or other representative of the estate shall have at least ninety (90) days after your death to exercise any vested but unexercised options. In the event that your employment is terminated due to Disability (as hereafter defined), you shall be entitled to disability benefits in accordance with any long-term disability (“LTD”) program then in effect for executives of the Company as a group, if any. You or your representatives shall have at least ninety (90) days after your termination to exercise any vested but unexercised options. Any termination for death or Disability shall be deemed a “termination with cause” solely for purposes of determining your ability to collect severance benefits. All obligations of the Company to you or your estate after death or Disability are set forth in this section alone. “Disability” shall mean that you are unable to fulfill the duties and responsibilities of your position at the Company for a period of time greater than three (3) consecutive months due to illness or injury.

•                  Acceleration of Vesting: In the event of a Sale Event there shall be an accelerated vesting of your shares equal to the greater of i) 25% of your then unvested shares or ii) the number of your then unvested shares that would have vested over the immediately following 6 months period. In the event that your stock options are continued following a Sale Event and you are terminated without Cause by the Company or you terminate your employment with the Company for Good Reason, all of your remaining unvested shares will vest immediately and be immediately exercisable on the date of your termination.

For the purpose of your stock options, these terms have the meanings set forth below:

“Good Reason” is defined as (i) without your express written consent, a significant reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; (ii) without your express written consent, a material reduction by the Company of your base salary as in effect immediately prior to such reduction, other than any reduction that is a part of a general reduction of employee or officer salaries; (iii) without your express written consent, your relocation to a facility or a location such that the your daily commute is increased more than fifty (50) miles, or (iv) any purported termination by the Company other than for “Cause” (as defined above).

“Private Transaction” means a transaction where the consideration received or retained by the holders of the then outstanding preferred stock of the Company (or the Common stock issued upon conversion thereof) does not consist of (i) cash or cash equivalent consideration, (ii) securities which are registered under the Securities Act of 1933, as amended (the “Securities Act”) and/or (iii) securities for which the Company or any other issuer thereof has agreed to file a registration statement within 90 days of the completion of the transaction  for resale to the public pursuant to the Securities Act.

“Sale Event” shall be defined as follows: any merger, consolidation, sale of all or substantially all of the business assets of the Company or any sale or issuance of stock where the number of shares of voting stock outstanding immediately before the effective date of such transaction are converted into, exchanged for or represent less than 50% of the voting stock of the surviving or resulting company immediately after such transaction, provided that (i) an equity financing round and/or (ii) a Private Transaction shall not be deemed to be a Sale Event.

•                  Other:  This letter may not be changed or modified except by agreement in writing, signed by you and the CEO. This agreement shall be governed, construed and enforced in accordance with the laws of Massachusetts without regard to principles of conflicts of law. Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, it shall be construed to be enforceable to the greatest extent allowable under applicable law, and the remaining provisions shall continue in force and effect.

•                  Terms of Offer:  This offer will remain open until the end of business on November 27, 2006. Please sign the enclosed copy of this letter and return it via fax (781-207-5679) to me, with the original to follow.

We are excited to have you join the BladeLogic team and look forward to a long and mutually rewarding relationship.

Sincerely,

/s/ Dev Ittycheria
Dev Ittycheria
President and CEO

Agreed to, accepted and acknowledged:

/s/ John Gavin	November 27, 2006
John Gavin	Date